Exhibit 3-H


                Action by the General Partner of Met-Ed Capital, L.P.
                      Creating the __% Cumulative Monthly Income
                        Preferred Partner Interests, Series A


                    Pursuant to Section 13.01 of the Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P. dated as of __, 1994 (as amended from time to time, the "Partnership Agreement"), Met-Ed Preferred Capital, Inc., as general partner (the "General Partner") of Met-Ed Capital, L.P. (the "Partnership"), desiring to state the designations, distribution rights, redemption rights, preferences, privileges, limitations and other rights of a new series of Preferred Partner Interests, hereby authorizes and establishes such new series of Preferred Partner Interests according to the following terms and conditions (each capitalized term used but not defined herein shall have the meaning set forth in the Partnership Agreement):

                    (a) Designation. ____________ interests with an aggregate liquidation preference of $ ______ of the Preferred Partner Interests of the Partnership, liquidation preference $25 per Preferred Partner Interest, are hereby designated as "__% Cumulative Monthly Income Preferred Partner Interests, Series A" (hereinafter the "Series A Preferred Partner Interests.")

                    (b)  Distributions.

                         (i) The Preferred Partners who hold the Series A Preferred Partner Interests shall be entitled to receive, when, as and if declared by the General Partner to the extent that the Partnership has cash on hand sufficient to permit such payments and funds legally available therefor, cumulative cash distributions at a rate per annum of ___% of the stated liquidation preference of $25 per Series A Preferred Partner Interest per annum, commencing _____, 1994. Distributions on the Series A Preferred Partner Interests which accrue from the date of original issue to ___, 1994 shall be payable on ___, 1994.

                         (ii) Distributions on the Series A Preferred Partner Interests must be declared by the General Partner in any calendar year or portion thereof to the extent that the General Partner reasonably anticipates that at the time of payment the
                         Partnership will have, and must be paid by the Partnership to the extent that at the time of proposed payment it has, cash on hand sufficient to permit such payments and funds legally available therefor. Distributions on the Series A Preferred Partner Interests will be deferred if

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                         and  for so long as  Met-Ed defers payments to the
                         Partnership on the Debentures (as defined below). Accrued and unpaid distributions on the Series A Preferred Partner Interests will accrue additional
                         distributions   ("Additional  Distributions")   in
                         respect thereof, to the extent permitted by law, at the distribution rate per annum applicable to
                         Series  A  Preferred  Partner  Interests.     Such
                         additional distributions shall be payable at the time the related deferred distribution is paid, but in any event by the end of such deferral
                         period.   Distributions declared  on the  Series A
                         Preferred Partner Interests will be payable to the Series A Preferred Partners as they appear on the books and records of the Partnership on the relevant record dates, which will be one Business Day prior to the relevant payment dates, provided that if the Series A Preferred Partner Interests are not in book-entry-only form, the record dates will be the fifteenth day of each month.

                    (c)  Redemption.

                         (i) The Series A Preferred Partner Interests are redeemable, at the option of the Partnership in whole or in part from time to time, on or after _________, 1999, at the Redemption Price (as defined below).

                         (ii) Upon payment when due or redemption at any time of the ____% Subordinated Debentures, Series A due 2043 (the "Debentures") issued by Met-Ed pursuant to an Indenture dated as of _______, 1994 between Met-Ed and United States Trust Company of New York, as Trustee (the "Indenture"), which Debentures were purchased by the Partnership from Met-Ed with the proceeds from the issuance and sale of the Series A Preferred Partner Interests and the related capital contribution of the General Partner, the proceeds from such payment or redemption of the Debentures shall be applied to redeem the Series A Preferred Partner Interests at the redemption price of $25 per Preferred Partner Interest plus accumulated and unpaid distributions (whether or not declared) to the date fixed for redemption, together with any accrued additional distributions thereon (the "Redemption Price").

                         (iii) If at any time after the issuance of the Series A Preferred Partner Interests, the
                         Partnership is or would be required to pay Additional Amounts (as defined below) or Met-Ed is or would be required to withhold or deduct certain amounts pursuant to paragraph (e) hereof, then, the Partnership may, at its option, redeem the

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                         Series A  Preferred Partner Interests in whole or,
                         if such requirement relates only to certain of the Series A Preferred Partner Interests, the Series A
                         Preferred  Partner  Interests   subject  to   such
                         requirement, in each case at the Redemption Price.

                         (iv) If an Investment Company Act Event shall occur and be continuing, the Partnership shall elect to either (1) redeem the Series A Preferred Partner Interests in whole but not in part at the Redemption Price within ninety (90) days following the occurrence of such Investment Company Act Event, provided, that, if at the time there is available to the General Partner the opportunity to eliminate, within such 90 day period, the Investment Company Act Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Partnership or Met-Ed, the General Partner will pursue such measure in lieu of redemption, or
                         (2) dissolve the Partnership and, after satisfaction of liabilities to creditors, cause Debentures with an aggregate principal amount which shall be equal to the aggregate stated liquidation preference of the outstanding Series A Preferred Partner Interests to be distributed to the holders of the Series A Preferred Partner Interests in liquidation of such holders' Interests in the Partnership, within ninety (90) days following the occurrence of such Investment Company Act Event, provided that the Partnership shall have received an opinion of counsel (which may be regular tax counsel to Met-Ed or an Affiliate but not an employee thereof) to the effect that the holders of the Series A Preferred Partner Interests will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution.

                         (v) If a Tax Event shall occur and be continuing, the Partnership may elect to (1) redeem the Series A Preferred Partner Interests in whole (but not in part) at the Redemption Price within ninety (90) days following the occurrence of such Tax Event, provided that, if at the time there is available to the General Partner the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Partnership or Met-Ed, the General Partner will pursue such measure in lieu of redemption, (2) dissolve the Partnership and, after satisfactions of liabilities to

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                         creditors,  cause  Debentures  with  an  aggregate
                         principal  amount  which  shall  be  equal to  the
                         aggregate stated liquidation preference of the outstanding Series A Preferred Partner Interests to be distributed to the holders of the Series A Preferred Partner Interests in liquidation of such holders' Interests in the Partnership, within ninety (90) days following the occurrence of such Tax Event, provided that the Partnership shall have received an opinion of counsel (which may be regular tax counsel to Met-Ed or an Affiliate but not an employee thereof) to the effect that the
                         holders  of   the  Series   A  Preferred   Partner
                         Interests will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution or (3) have the
                         Series  A  Preferred   Partner  Interests   remain
                         outstanding.

                    (d)  Liquidation Distribution.   In  the  event of  any
          voluntary or involuntary dissolution and winding up of the Partnership (other than pursuant to paragraphs (c)(iv) or (c)(v) hereof), holders of the Series A Preferred Partner Interests at the time outstanding will be entitled to receive out of the assets of the Partnership available for distribution to holders of Preferred Partner Interests, after satisfaction of liabilities to creditors as required by the Delaware Act, before any distribution of assets is made to holders of the general partner interests, but together with holders of every other series of Preferred Partner Interests outstanding, an amount equal to, in the case of holders of Series A Preferred Partner Interests, the aggregate of the stated liquidation preference of $25 per Series A Preferred Partner Interest plus accumulated and unpaid distributions (whether or not declared) to the date of payment, together with any additional distributions accrued thereon and any accrued and unpaid Additional Amounts (the "Liquidation Distribution").

                    (e) Additional Amounts. All payments in respect of the Series A Preferred Partner Interests by the Partnership will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that any such withholding or deduction is required as a consequence of (i) the Debentures not being treated as indebtedness for United States federal income tax purposes or
          (ii) the Partnership not being treated as a partnership for United States federal income tax purposes, the Partnership will pay as a distribution such additional amounts as may be necessary in order that the net amounts received by the holders of the

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          Series A Preferred  Partner Interests  after such withholding  or deduction will equal the amounts which would have been receivable in respect of such Preferred Partner Interests in the absence of such withholding or deduction ("Additional Amounts"), except that no such Additional Amounts will be payable to a holder of Series A Preferred Partner Interests (or a third party on such holder's behalf) with respect to Series A Preferred Partner Interests if:

                         (i) any such holder is liable for such taxes, duties, assessments or governmental charges in respect of such Series A Preferred Partner Interests by reason of such holder's having a connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or in which such holder resides, conducts business or has other contacts, other than being a holder of Series A Preferred Partner Interests, or

                         (ii) the Partnership has notified such holder of the obligation to withhold or deduct taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number of claim been received.

                    (f) Subordination. The holders of Series A Preferred Partner Interests are deemed, by acceptance of such Interests, to have (i) agreed that the Debentures issued pursuant to the Indenture are subordinate and junior in right of payment to all Senior Indebtedness as and to the extent provided in the Indenture and (ii) agreed that the Guarantee relating to the Series A Preferred Partner Interests is subordinate and junior in right of payment to all Senior Indebtedness of Met-Ed.

                    (g) The holders of the Series A Preferred Partner Interests shall have no voting rights except as provided in the Partnership Agreement or as required under the Delaware Act.















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